Exhibit 19
INSIDER TRADING POLICY

Scope of Policy

Persons Covered. This Insider Trading Policy (this "Policy") applies to all directors, officers, associates, employees, agents and consultants of TreeHouse Foods, Inc. (the "Company") and any subsidiaries and affiliated companies. In this Policy, references to "you" include:

•your family members who reside with you;
•anyone else who lives in your household;
•any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities);
•any person to whom you have disclosed material, nonpublic information; and
•any person acting on your behalf or on behalf of any individual listed above.

You are responsible for making sure that the transaction of any security covered by this Policy by any such person complies with this Policy. If you have any questions about the Policy, please contact the Legal Department.

Securities Covered. Although it is most likely that the "material, nonpublic information" you possess will relate to the common stock of the Company, the Policy applies to transactions in all securities, such as derivative securities like puts, calls and hedging instruments, regardless of who may issue or "write" those derivative securities. In addition, this Policy applies to purchases and sales of the securities of other entities, including customers, suppliers or business partners of the Company and entities with which the Company may be negotiating major transactions (such as an acquisition, investment, partnership or sale of assets). Information that is not material to the Company may nevertheless be material to those entities.

Statement of Policy

No Trading on "Material, Nonpublic Information." If you possess "material, nonpublic information" relating to the Company, its subsidiaries or any other entity, you may not purchase, sell or gift securities of the Company or such other entity, either directly or indirectly.

No Tipping. You may not pass on material, nonpublic information without express authorization by the Company or recommend to others that they trade in stock or securities of any company (including the Company) while you have material nonpublic information about such company. "Tipping," which is the practice of disclosing material nonpublic information to others who then trade, violates securities laws and can result in the same civil and criminal penalties that apply to insider trading. These laws and penalties can apply even if you do not receive any money or derive any benefit from trades made by persons to whom you passed material nonpublic information.

Material, Nonpublic Information. "Material, nonpublic information" is information that is not available to the public at large that could affect the market price of a security and that a reasonable investor would regard as important in deciding whether to buy, sell or hold the security. Either positive or negative information may be material. Common examples of material information are:

1

•forecasts, estimates or projections of earnings or results of operations for current or future periods;
•news of a pending or proposed merger, acquisition, tender offer, divestiture or disposition of significant assets;
•changes in dividend policies;
•actual or threatened major litigation, or the resolution of such litigation;
•major events regarding securities, including the declaration of a stock split or the offering of additional securities (debt or equity);
•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
•a change in management;
•a significant security breach, data loss, or service disruption;
•major personnel changes which may include significant layoffs or reorganizations;
•severe financial liquidity problems; or
•significant new products or services.

Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided until such information is no longer material or becomes public. If you have questions regarding specific information, please contact the Legal Department.

Public Information. Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a press release, a publicly accessible conference call or a filing with the Securities and Exchange Commission) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered absorbed and evaluated after one full trading day has elapsed after the information is released. For example, if we announce material nonpublic information before trading begins on Thursday, then you may execute a transaction in securities of the Company on Friday; if we announce material nonpublic information after trading ends on Thursday, then you may execute a transaction in securities of the Company on Monday.

Improper Disclosure. The Company has authorized only certain individuals to publicly release material, nonpublic information. Unless you are explicitly authorized to do so, you should refrain from discussing material, nonpublic information with anyone outside the Company. If such information is improperly disclosed to outsiders, the Company may be forced to release it publicly. For example, an improper disclosure that results in a news story about a pending acquisition may require public release of plans that could upset the transaction. Therefore, you should avoid discussing such information in public and should ensure that documents containing sensitive information about the Company are secure and are not distributed improperly.

No Hardship Exemptions. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

Policy Violations and Potential Criminal and Civil Liability. The consequences for insider trading include monetary penalties in the form of civil fines, criminal fines, and criminal sentences. In addition, employees who fail to comply with this policy may face disciplinary action, up to and including termination for cause.

2

"Black Out" Periods

A "black out" period is a period during which you may not execute transactions in Company securities. Please bear in mind that even if a black out period is not in effect, at no time may you trade in Company securities if you are aware of material, nonpublic information about the Company. For example, if the Company issues a quarterly earnings release and you are aware of other material, nonpublic information not disclosed in the earnings release, you may not trade in Company securities.

Quarterly Earnings Black Out Periods. You may not buy, sell or gift Company securities during the period beginning with the last day of each fiscal quarter or fiscal year of the Company and during the first (1st) full business day period following the public release of the financial results for such fiscal quarter or year (for example, by means of a press release, a publicly accessible conference call or a filing with the Securities and Exchange Commission). For example, the second quarter of 2022 will end on June 30, 2022. If the Company issues its earnings release for the second quarter of 2022 prior to the market opening on August 10, 2022, you may not purchase or sell the Company's common stock between June 30, 2022 and August 10, 2022 (inclusive of these dates). In accordance with this Policy, the Company will from time to time advise interested parties of the expected timing of its earnings releases.

Event-Specific Black Out Periods. The Company reserves the right to impose trading black out periods from time to time when, in the judgment of the Company, a black out period is warranted. A black out period may be imposed for any reason, including the Company's involvement in a material transaction, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event-specific black out period may not be announced, or may be announced only to those who are aware of the transaction or event giving rise to the black out period. If you are made aware of the existence of an event-specific black out period, you should not disclose the existence of such black out period to any other person. Individuals that are subject to event-specific black out periods will be contacted when these periods are instituted from time to time.

Pension Fund Black Out Periods. The Sarbanes-Oxley Act of 2002 prohibits all purchases, sales or transfers of Company securities by directors and officers of the Company during a "pension fund black out period." A pension fund black out period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company common stock accounts for more than three (3) consecutive business days. These black out periods typically occur when there is a change in the benefit plan's trustee, record keeper or investment manager. Individuals that are subject to these black out periods will be contacted when these periods are instituted from time to time.

Preclearance

Even when not subject to a black out period, officers, directors and other applicable members of management who have been notified that they are subject to preclearance requirements may not engage in any transaction in the Company’s securities without first obtaining preclearance of the transaction from the General Counsel at least two (2) business days in advance of the proposed transaction.
Precleared transactions not completed within two (2) business days will require new pre-clearance. The Company may choose to shorten this period. If the General Counsel or their designee advises you

3

that you are not precleared, then you may not effect any trades in the securities under any circumstances, and you must not inform anyone within or outside of the Company of the restriction as it could result in an unintended distribution of information about a pending material event.
Other Trading Restrictions

The Company considers it improper and inappropriate for you to engage in short- term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the U.S. insider trading laws. Accordingly, your transactions in Company securities are subject to the following restrictions.

Short Sales. You may not engage in short sales of Company securities (sales of securities that are not then owned), including a "sale against the box" (a sale with delayed delivery).

Hedging. You may not engage in hedging or similar transactions designed to decrease the risk associated with holding the Company’s securities.

Derivatives Trading. You may not trade in derivative securities based on or which derive value in relation to the Company’s equity or performance (e.g., put and call options), other than derivatives granted pursuant to a Company benefit plan, if they have the effect of hedging your equity position. For this purpose, a hedge would be a “put equivalent position” as defined by the SEC. All proposed transactions in derivative securities based on or which derive value in relation to the Company’s equity or performance, other than derivatives granted pursuant to a Company benefit plan, must be approved in advance by the General Counsel’s office. The existence of the foregoing approval procedure does not in any way obligate the Company to approve a derivative transaction.
Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material, nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when you did not possess material, nonpublic information.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You may not have control over these transactions as the securities may be sold at certain times without your consent. A margin or foreclosure sale that occurs when you are aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company stock in a margin account or pledge Company securities as collateral for a loan.

Transactions Under Company Benefit Plans

The U.S. insider trading laws also restrict your ability to engage in certain transactions under the Company's benefit plans, as described below:

Stock Option Exercises. The exercise of stock options that have been granted to you by the Company under one of the Company’s stock option plans is subject to the restrictions in this Policy, including any applicable preclearance requirements. Additionally, these restrictions apply to cashless exercises, sales

4

to cover, or sales of the purchased shares. These restrictions do not prohibit the receipt or vesting of stock options.

Section 16 Reporting

Directors and officers of the Company must file periodic reports regarding their ownership of Company securities pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to disgorgement of "short-swing" profits pursuant to Section l6(b) of the Exchange Act. The practical effect of these provisions of Section 16 is that directors and officers (1) must file a report of their transactions with the Securities and Exchange Commission generally within two (2) business days of the date of the transaction and (2) who purchase and sell (or sell and purchase) the Company’s securities within a six (6)-month period must disgorge all profits to the Company whether or not they had knowledge of any material, nonpublic information. Violations of or failure to comply with these requirements can result in SEC enforcement action.
Directors and officers are obligated to comply with all applicable filing requirements imposed by the Securities and Exchange Commission and the NYSE (or any other applicable exchange or securities commission), including Section 16 filings and Form 144 filings.

Rule 10b5-1 Plans Must Be Approved.

Rule 10b5-1 plans may be used to trade during blackout periods. However, you may not enter into such a plan (or amend or terminate any such plan) without approval from the Legal Department. There are certain conditions that must be satisfied in order to enter into such a plan, including that you may only enter into or amend any such plan at a time when you do not possess material, nonpublic information and when you are not subject to a black out period. Additionally, amendments or terminations of plans are strongly discouraged due to legal risks. For additional information regarding such plans, please contact the Legal Department.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated your employment with or services to the Company and/or its subsidiaries and affiliated companies. If you are aware of material, nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has been publicly released.

Revised: November 6, 2023

5